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                                                                    EXHIBIT 99.5
FOR IMMEDIATE RELEASE
Thursday, April 23, 1998


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For Further Information Contact:
Stephanie M. Day                 Investor Information Line:      Deborah Passik
Vice President-                  (Toll-free) 1-888-225-6789      William Dunk Partners, Inc.
Corporate Communications         http://www.calmike.com          (919) 929-4100
(408) 743-3429
sday@califmicro.com
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                 CALIFORNIA MICROWAVE APPOINTS NEW BOARD MEMBER

SUNNYVALE, CALIFORNIA - CALIFORNIA MICROWAVE, INC. (NASDAQ NATIONAL MARKET:CMIC) announced the election of U.S. Army General George A. Joulwan, 58, retired Supreme Allied Commander, Europe and Commander in Chief, United States European Command, to its board of directors at its board meeting on April 23, 1998.

GENERAL JOULWAN: EXTENSIVE INTERNATIONAL EXPERIENCE
During his 36 years in the service, General Joulwan spent 18 years in Europe in various leadership positions until his retirement from the U.S. Army in June 1997. While serving six years in Washington, DC, he was executive officer to the chairman of the Joint Chiefs of Staff from 1982 to 1985, and subsequently director for force requirements of the Office of the Deputy Chief of Staff for Operations and Plans, U.S. Army from 1985 to 1986. He was also special assistant to the President of the United States from 1973 to 1974 in Washington DC, and special assistant to the Supreme Allied Commander, Europe, General Alexander Haig from 1974 to 1975 in Belgium. General Joulwan holds a BS from the United States Military Academy and an MA in political science from Loyola University. He has been awarded many U.S. decorations and badges for bravery and service, including the Distinguished Service Medal and Silver Star.

"We are pleased to attract to our board an individual with such extensive international experience and excellent leadership skills. General Joulwan's insight will be a significant asset as we implement our global expansion strategy," said Frederick D. Lawrence, California Microwave's chairman and chief executive officer.

Separately, California Microwave announced today results for its third quarter ended March 31, 1998, and its strategic plan for future growth.

California Microwave, Inc. (http://www.calmike.com) is a leading U.S. supplier of satellite earth station and microwave radio infrastructure products and information and collection systems.